Exhibit 99.1

Tenax Therapeutics Regains Compliance with Nasdaq
Minimum Bid Price Requirement

Morrisville, NC, March 14, 2018 - Tenax Therapeutics, Inc. (Nasdaq: TENX), a specialty pharmaceutical company focused on providing products to address conditions with significant unmet medical needs, today announced that it has regained compliance with the minimum bid price requirement of $1.00 per share for continued listing on the Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”).

On February 23, 2018, Tenax effected a 1-for-20 reverse stock split of its outstanding common stock intended to increase the per share trading price of Tenax’s common stock to satisfy the requirements of the Bid Price Rule. On March 12, 2018, Tenax received a letter from the Nasdaq Listing Qualifications Department stating that because Tenax’s shares of common stock had a closing bid price at or above $1.00 per share for a minimum of ten (10) consecutive business days, Tenax had regained compliance with the Bid Price Rule and the matter is now closed.

About Tenax Therapeutics
Tenax Therapeutics, Inc., is a specialty pharmaceutical company focused on licensing, development, and commercialization of drugs that address conditions with high unmet medical need. The Company has a world-class scientific team including recognized global experts in pulmonary hypertension. The Company owns the North American rights to develop and commercialize levosimendan and expects to start a Phase 2 clinical trial in the treatment of Pulmonary Hypertension associated with Heart Failure and preserved Ejection Fraction (PH-HFpEF) the later part of next quarter. For more information, visit www.tenaxthera.com.

About Levosimendan
Levosimendan is a calcium sensitizer that works through a unique triple mechanism of action. It initially was developed for intravenous use in hospitalized patients with acutely decompensated heart failure. It was discovered and developed by Orion Pharma, Orion Corporation of Espoo Finland, and is currently approved in over 60 countries for this indication and not available in the United States. Tenax Therapeutics acquired the North American rights to develop and commercialize levosimendan from Phyxius Pharma, Inc.

Caution Regarding Forward-Looking Statements
This news release contains certain forward-looking statements by the company that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. The forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to matters beyond the Company’s control that could lead to delays in the clinical study, delays in new product introductions and customer acceptance of these new products, matters beyond the Company’s control that could impact the Company’s continued compliance with Nasdaq listing requirements, and other risks and uncertainties as described in the Company’s filings with the Securities and Exchange Commission, including in its annual report on Form 10-K filed on March 16, 2017, its quarterly report on Form 10-Q filed on November 9, 2017, and its other filings with the SEC. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. Statements in this press release regarding management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Investor Contact

Robert Haag
IRTH Communications
TENX@irthcommunications.com
800-439-1433